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                                                                    Exhibit 99.1

Contact:
Kelly McGinnis, drugstore.com
425-372-3239

         drugstore.com Appoints Bob Barton as Chief Financial Officer

Bellevue, WA - Jan. 19, 2001 - drugstore.com(TM) (Nasdaq: DSCM), the leading Internet retailer of health, beauty, wellness and pharmacy products, today announced that in a few weeks David Rostov will resign as Vice President of Finance and Chief Financial Officer to pursue other opportunities.

   Bob Barton, currently Vice President and General Manager of Pharmacy Operations, will assume the role of Vice President of Finance and Chief Financial Officer. Barton has been with drugstore.com since its inception in 1998. He served in various senior financial management roles including Senior Director of Finance before taking the helm of the company's pharmacy operations in 2000. Prior to drugstore.com, Barton was the Director of Business Planning for AT&T Wireless.

     "David has done an outstanding job for drugstore.com and we wish him well in his new endeavors," said drugstore.com CEO Peter Neupert.

     Commenting on the drugstore.com announcement, Rostov added, "I am very proud of all the things that we have accomplished at drugstore.com. I have worked closely with Bob for the last two years and know that he will be an outstanding CFO for drugstore.com. Furthermore, I will be around for the next few weeks to ensure a smooth transition."

About drugstore.com

     drugstore.com (NASDAQ: DSCM) is a leading online drugstore and information site offering A Very Healthy Way to Shop(TM) for health, beauty, wellness, personal care, and pharmacy products. The drugstore.comTM Web site provides a convenient, private, and informative shopping experience that encourages consumers to purchase products essential to healthy, everyday living. The drugstore.comTM Web store offers thousands of brand-name personal health care products at competitive prices; a full-service, licensed retail pharmacy; and a wealth of health-related information, buying guides, and other tools designed to help consumers make informed purchasing decisions.

     drugstore.com has been awarded the Verified Internet Pharmacy Practice Sites (VIPPS) certification by the National Association of Boards of Pharmacy
(NABP) as a fully licensed facility exercising the best safe pharmacy practices in compliance with federal and state laws and regulations. In addition to Amazon.com, drugstore.com also has strategic relationships with Rite Aid Corporation (NYSE, PSE: RAD) General Nutrition Companies, and WellPoint Health Networks (NYSE: WLP). drugstore.com and A Very Healthy Way to Shop are trademarks of drugstore.com, inc.